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                  HYPERION COLLATERALIZED SECURITIES FUND, INC.
           Three World Financial Center, 200 Vesey Street, 10th Floor
                             New York, NY 10281-1010


                      OFFER TO PURCHASE FOR CASH 2,062,868
                      OF ITS ISSUED AND OUTSTANDING SHARES
                          AT NET ASSET VALUE PER SHARE


                               SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF
THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE FUND. WE HAVE INCLUDED SECTION REFERENCES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

     o WHAT SECURITIES IS HYPERION COLLATERALIZED SECURITIES FUND, INC. OFFERING TO PURCHASE? Hyperion Collateralized Securities Fund, Inc. (the "Fund") is offering to purchase up to 2,062,868 Shares of its common stock ("Shares") that may be held by you and other stockholders. If more than 2,062,868 Shares are surrendered (or "tendered") by stockholders in response to this Offer, the Fund expects either to extend its Offer period and increase the number of Shares it is offering to purchase or to purchase the Shares tendered on a pro rata basis. The Offer is not conditioned upon the tender of any minimum number of Shares. See Section 1 "Price; Number of Shares."

     o    HOW DO I TENDER MY SHARES?  See  Section 2  "Procedure  for  Tendering
          Shares."

          If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must contact the entity and request that your Shares be tendered to the Fund.

          If you wish to tender your Shares and your respective Shares are registered in your name, you may send your properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to the Transfer Agent. The Transfer Agent must receive these documents prior to the scheduled expiration of the Offer (currently Monday, July 31, 2006 at 4:00 p.m. Eastern time).

     o HOW MUCH IS THE FUND OFFERING TO PAY ME FOR MY SHARES? The Fund will pay you cash in an amount equal to the Fund's net asset value ("NAV") per Share as of the close of business of the New York Stock Exchange on the expiration date (currently Monday, July 31, 2006). As of June 14, 2006, the Fund's NAV, which fluctuates on a monthly basis, was $10.18 per Share. See Section 1 "Price; Number of Shares."

     o WILL I HAVE TO PAY ANY FEES OR COMMISSION IF I TENDER MY SHARES? The Fund will not charge you a fee if you tender your Shares. If you tender your Shares through a broker, dealer or other nominee, that broker, dealer or other nominee may charge you a fee for processing the transaction on your behalf. See Section 2 "Procedure for Tendering Shares."

     o WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction either in the form of a "sale or exchange" or under certain circumstances as a "dividend." You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See
          Section 12 "Certain Federal Income Tax Consequences."

     o WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires Monday, July 31, 2006 at 4:00 p.m. Eastern Time, unless the Fund notifies you that it is either extending or terminating its Offer. If the Fund extends its Offer period, the Fund's public announcement will be made not later than 9:00 a.m. on the next business day after the previously scheduled expiration date. See Section 1 "Price; Number of Shares" and
          Section 13 "Extension of Tender Period; Termination; Amendment."

     o    MAY I WITHDRAW MY TENDERED  SHARES?  You may  withdraw  your  tendered
          Shares at any time prior to the expiration date, which, unless extended, is currently Monday, July 31, 2006 at 4:00 p.m. Eastern Time. Additionally, if the Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after August 31, 2006. To withdraw your tendered Shares, you should contact your financial advisor or other nominee, or you should submit proper written notice to the Fund's Transfer Agent. See Section 3 "Withdrawal Rights."

     o DOES THE FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? The Fund expects to have adequate money to finance the purchase of its tendered Shares. See Section 8 "Source and Amount of Funds."

     o WHY IS THE FUND MAKING AN OFFER TO PURCHASE SHARES OF ITS COMMON STOCK? No established secondary trading market currently exists for the Fund's Shares. As a result, the Fund's Board of Directors decided to provide liquidity for stockholders by making an Offer. The Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender Offer in the future. Neither the Fund nor its Board of Directors makes any recommendation as to whether or not you should tender you Shares. See Section 6 "Purpose of the Offer."

     o WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? The Offer is not conditioned upon the tender of any minimum number of Shares. The Fund is not required to accept or pay for any Shares tendered. Under certain circumstances, the Fund may terminate or amend its Offer or postpone the acceptance of the Shares for payment. See Section 5 "Certain Conditions of the Offer."

     o IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Fund reducing its assets to pay for tendered Shares. These risks include increased volatility in the Fund's NAV and higher expenses. These risks should be reduced to the extent that the Fund sells new Shares. See Section 7 "Certain Effects of the Offer."

     o WHOM SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance may be directed to your financial advisor or other nominee, or to the Transfer Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the transfer agent as set forth below.


                    Transfer Agent:
                            American Stock Transfer & Trust
                            59 Maiden Lane
                            New York, NY  10038
                            Attn: Hyperion Collateralized Securities Fund, Inc.
                            (877) 248-6417

                  HYPERION COLLATERALIZED SECURITIES FUND, INC.
           Three World Financial Center, 200 Vesey Street, 10th Floor
                             New York, NY 10281-1010


                      OFFER TO PURCHASE FOR CASH 2,062,868
                      OF ITS ISSUED AND OUTSTANDING SHARES
                          AT NET ASSET VALUE PER SHARE


         THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 4:00 P.M.,
            EASTERN TIME, ON MONDAY, JULY 31, 2006, UNLESS EXTENDED.



To the Holders of Shares of
HYPERION COLLATERALIZED SECURITIES FUND, INC.:

     Hyperion Collateralized Securities Fund, Inc. (the "Fund") is offering to purchase up to 2,062,868 of its issued and outstanding shares of common stock, par value $.001 per share (the "Shares"), for cash at a price equal to their net asset value ("NAV") as of the close of business on the New York Stock Exchange on Monday, July 31, 2006, the Expiration Date, unless extended, upon the terms and conditions set forth in this Offer to Purchase (the "Offer") and the related Letter of Transmittal. The Shares are not currently traded on an established secondary market. The NAV on June 14, 2006 was $10.18 per Share.

     If more than 2,062,868 Shares of the Fund are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund's Board of Directors when it determined to make the Offer, the Fund will either (1) extend its Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase the Shares tendered on a pro rata basis.

     THE FUND'S OFFER IS BEING MADE TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

                                    IMPORTANT

     If you desire to tender all or any portion of your Shares, you should either (1) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, or (2) if you own your Shares directly, complete and sign the Fund's Letter of Transmittal and mail or deliver it along with any Share certificate(s) and any other required documents to the Fund's Transfer Agent. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MAY SHARES TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE FUND'S LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Questions and requests for assistance may be directed to your financial advisor or other nominee, or to the Transfer Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Fund's Letter of Transmittal should be directed to the Transfer Agent as set forth below.


June 30, 2006        HYPERION COLLATERALIZED SECURITIES FUND, INC.


                         Transfer Agent:
                            American Stock Transfer & Trust
                            59 Maiden Lane
                            New York, NY  10038
                            Attn: Hyperion Collateralized Securities Fund, Inc.
                            (877) 248-6417











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                                TABLE OF CONTENTS

Section                                                                    Page

    1.   Price; Number of Shares                                           6
    2.   Procedure for Tendering Shares                                    7
    3.   Withdrawal Rights                                                 8
    4.   Payment for Shares                                                9
    5.   Certain Conditions of the Offer                                   9
    6.   Purpose of the Offer                                              10
    7.   Certain Effects of the Offer                                      10
    8.   Source and Amount of Funds                                        10
    9.   Financial Information                                             10
    10.  Certain Information About the Fund                                10
    11.  Additional Information                                            11
    12.  Certain Federal Income Tax Consequences                           11
    13.  Extension of Tender Period; Termination; Amendments               12
    14.  Miscellaneous                                                     13

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     1. Price;  Number of Shares.  The Fund will purchase up to 2,062,868 of its issued and outstanding Shares which are tendered and not withdrawn prior to 4:00 p.m., Eastern time, on July 31, 2006 (such time and date being hereinafter called the "Initial Expiration Date") unless it determines to accept none of them. The Fund reserves the right to extend its Offer. See Section 13 "Extension of Tender Period; Termination; Amendments." The later of the Initial Expiration Date or the latest time and date to which an Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Fund's Shares will be its NAV as of the close of the New York Stock Exchange on the Expiration Date.

     The Fund's Offer is being made to all stockholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If more than 2,062,868 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund's Board of Directors when it determined to make the Offer, the Fund will either (1) extend its Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer period, or (2) purchase the Shares on a pro rata basis.

     As of June 14, 2006, there were approximately 64,971,571.812 Shares issued and outstanding and there were 109 holders of record of Shares. The Fund has been informed that none of the Directors, officers or affiliates of the Fund intends to tender any Shares pursuant to the Offer. The Fund's Shares are not currently traded on any established secondary market.

     2. Procedure for Tendering Shares. In order for you to tender any of your Shares, you may either: (a) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, in which case a Letter of Transmittal is not required, or (b) if the Shares are registered in your name, send the Transfer Agent, at the address set forth on page 5, any certificate(s) for such Shares, a properly completed and executed Letter of Transmittal for the Fund and any other required documents. Please contact Michael Ashenfarb at (877) 248-6417 for any additional document which may be required.

A. Procedures for Beneficial Owners Holding Shares Through Brokers or Nominees.

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. You should contact such broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf.

B.  Procedures for Registered Stockholders.

     If you will be mailing or delivering a Letter of Transmittal and any other required documents to the Transfer Agent in order to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent at its address set forth on page 5 of this Offer to Purchase.

     If you are requesting checks to be issued in a name other than that shown as the registered stockholder or checks to be sent to an address other than that shown as the registered address, the Signature on a Letter of Transmittal MUST be guaranteed by a member firm of a registered national securities exchange, or a commercial bank or trust company having an office, branch or agency in the United States, the existence and validity of which may be verified by the Transfer Agent through the use of industry publications. Notarized signatures are not sufficient.

     Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents. If your Shares are evidenced by certificates, those certificates also must be received by the Transfer Agent on or prior to the Expiration Date.

     The method of delivery of any documents, including certificates for shares, is at the election and risk of the party tendering the shares. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

C.  Determinations of Validity.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular stockholder, and the Fund's interpretations of the terms and conditions of its Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, the administrator for the Fund, Hyperion Brookfield Asset Management, Inc. ("HBAM"), nor the Transfer Agent, nor any other person shall be obligated to give notice of any defects or irregularities, nor shall any of them incur any liability for failure to give such notice.

D.  Tender Constitutes an Agreement.

     A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering stockholder and the Fund in accordance with the terms and subject to the conditions of the applicable Offer.

     3. Withdrawal Rights. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not been accepted for payment by the Fund, at any time after August 31, 2006.

     Stockholders  whose  accounts  are  maintained   through  broker,   dealer,
commercial bank, trust company, or other nominee should notify such nominee prior to the Expiration Date. Stockholders whose accounts are maintained directly through the Transfer Agent should submit written notice to the Transfer Agent.

     To be effective, any notice of withdrawal must be timely received by the Transfer Agent at the address set forth on page 5 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and, if any certificate representing such Shares have been delivered or otherwise identified to the Transfer Agent, the name of the registered holder(s) of such Shares as set forth in such certificates and the number of Shares to be withdrawn. If any certificates have been delivered to the Transfer Agent, then, prior to the release of such certificate, you must also submit the certificate numbers shown on the particular certificates evidencing such Shares and the signature on the notice of the withdrawal must be guaranteed by an eligible institution. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be tendered by following one of the procedures described in
Section 2 "Procedure for Tendering Shares."

     4. Payment for Shares. For purposes of its Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) its Shares that are tendered as, if and when it gives oral or written notice to the Transfer Agent of its election to purchase such Shares.

     Payment for Shares will be made promptly by the Transfer Agent to tendering stockholders as directed by the Fund. Any certificates for Shares not purchased (see Section 1 "Price; Number of Shares" and Section 5 "Certain Conditions of the Offer"), or for Shares not tendered included in certificates forwarded to the Transfer Agent, will be returned promptly following the termination, expiration or withdrawal of the relevant Offer, without expense to the tendering stockholder.

     The Fund will pay all transfer taxes, if any, payable on the transfer to it of its Shares purchased pursuant to its Offer. If any tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund will not pay any interest on the purchase price under any circumstances.

     5. Certain Conditions of the Offer. The Fund shall not be required to accept for payment or pay for any of its Shares tendered, and may terminate or amend its Offer or may postpone the acceptance for payment of, or payment for, its Shares tendered, if: (1) such purchases would impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") (which would cause the Fund's income to be taxed at the corporate level in addition to the taxation of stockholders who receive dividends from the
Fund); (2) the Fund would not be able to liquidate portfolio securities in a manner which is orderly and consistent with the Fund's investment objective and policies in order to enable the Fund to purchase Shares tendered pursuant to the Offer; or (3) there is, in the Board of Directors' judgment, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States, which is material to the Fund, or (e) other event or condition which would have a material adverse effect on the Fund or its stockholders if Shares tendered pursuant to the Offer were purchased.

     If the Fund determines to amend its Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period. See Section 13 "Extension of Tender Period; Termination; Amendments."

     6. Purpose of the Offer. Currently there is no secondary market for the Fund's Shares. The Fund's Board of Directors has determined that it would be in the best interest of stockholders for the Fund to take action to attempt to provide liquidity to stockholders. The Fund will not at any time be required to make tender offers in the future.

     7. Certain Effects of the Offer. The purchase of Shares pursuant to the Fund's Offer will have the effect of increasing the proportionate interest in the Fund of stockholders who do not tender their Shares. If you retain your Shares, however, you will be subject to any increased risks that may result from the reduction in the Fund's aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility due to decreased diversification and higher expenses. However, the Fund believes that those risks will be reduced to the extent new Shares are sold. All Shares purchased by the Fund pursuant to its Offer will be retired by the Fund's Board of Directors.

     8. Source and Amount of Funds. The price to be paid by the Fund for Shares tendered in its Offer will equal its NAV as of the close of the New York Stock Exchange on the Expiration Date. Based on the NAV on June 14, 2006, the aggregate purchase price if (i) 2,062,868 Shares are tendered and accepted for payment will be approximately $21,000,000. The Fund anticipates that the purchase price for shares acquired by the Fund pursuant to its Offer may be derived by the Fund from (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Fund, and /or (iii) the proceeds of sales of portfolio investments held by the Fund.

     Under the 1940 Act, the Fund may not declare any dividend or other distribution upon any class of its capital stock, or purchase any such capital stock, unless the aggregate indebtedness of the Fund has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 300% for the Fund after deducting the amount of such dividend, distribution, or purchase price, as the case may be. Also, certain types of borrowings by the Fund may result in the Fund being subject to covenants in credit agreements, including those relating to the Fund's asset coverage and portfolio composition requirements and those restricting the Fund's payment of dividends and distributions.

     9. Financial Information. Comprehensive financial information is included in the Fund's financial statements, copies of which have been filed with the Securities and Exchange Commission (the "SEC") and are incorporated herein by reference. You may request a copy the Fund's Annual Reports or the Fund's 2006 Semi-Annual Report at no charge by calling 1-800-HYPERION between 8:30 a.m. and 5:30 p.m., Eastern time, on any business day.

     10. Certain Information About the Fund.

     The Fund was incorporated under the laws of the State of Maryland on November 4, 2003 and is a non-diversified, closed-end, management investment company registered under the 1940 Act.

     The Fund's investment objective is to provide high income by investing predominantly in asset-backed securities ("ABS") and mortgage-backed securities ("MBS"). The Fund's objective is fundamental and cannot be changed without the approval of the holders of a majority of outstanding Shares. A "majority of the outstanding Shares" means (1) 67% or more of the Shares present at a meeting, if the holders of more than 50% of the Shares are present or represented by proxy, or (2) more than 50% of the Shares, whichever is less. No assurance can be given that the Fund's objective will be achieved. The Fund will seek to achieve its objective by investing, under normal market conditions, at least 80% of its total assets in ABS and MBS. The remainder of the Fund's assets will be invested in U.S. government securities, other short-term instruments or cash. Under normal market conditions, the Fund will invest at least 80% of its total assets in securities that at the time of investment are investment grade quality. The Fund reserves the right to invest without limitation in money market instruments for temporary defensive purposes. There is no limit on the percentage of the Fund's assets that may be invested in illiquid securities.

     There have not been any transactions involving the Fund's Shares that were effected during the past 60 business days by any executive officer or Director of the Fund, by any person controlling the Fund, by any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

     The principal executive offices of the Fund are located at Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-1010.

     11. Additional Information. The Fund has filed an issuer tender offer statement on Schedule TO with the SEC which includes certain additional information relating to its Offer. Such material may be inspected and copied at prescribed rates at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549. The SEC maintains a web site (http://www.sec.gov) that contains the Fund's Schedule TO and other information regarding the Fund.

     12. Certain Federal Income Tax Consequences. The following discussion is a general summary of the Federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

     The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." In general, the transaction should be treated as a sale or exchange of the Shares under Section 302 of the Code, if the receipt of cash (a) is "substantially disproportionate" with respect to the stockholder,
(b) results in a "complete redemption" of the stockholder's interest, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. A "substantially disproportionate" distribution generally requires a reduction of at least 20% in the stockholder's proportionate interest in the Fund after all shares are tendered. A "complete redemption" of a stockholder's interest generally requires that all Shares of the Fund directly owned or attributed to such stockholder under Section 318 of the Code be disposed of. A distribution "not essentially equivalent to a dividend" requires that there be a "meaningful reduction" in the stockholder's interest in the Fund, which should be the case if the stockholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund.

     If the sale of your Shares meets any of these three tests for "sale or exchange" treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss will be a capital gain or loss if the Shares sold have been held by you as a capital asset. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum capital gains rate currently applicable to such a sale of Shares would be 15% for individuals.

     If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a dividend, return of capital or capital gain, depending on (i) whether there are sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by you in the Fund. In addition, if the sale of Shares pursuant to the Offer is treated as a "dividend" to a tendering stockholder, a constructive dividend under Code Section 305(c) may result to a non-tendering stockholder whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender.

     Accordingly, the differentiation between "dividend" and "sale or exchange" treatment can be important with respect to the amount and character of income that tendering stockholders are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate stockholders, the top income tax rate applicable to ordinary income dividends of the Fund paid to individual shareholders currently exceeds the maximum tax rate on capital gains (15%).

     The gross proceeds paid to a stockholder or other payee pursuant to the Offer will be subject to a withholding tax unless either: (a) the stockholder has provided the stockholder's taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the stockholder is exempt from backup withholding, (B) the stockholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service has notified the stockholder that the stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations. Foreign stockholders may be required to provide the Transfer Agent with a completed Form W-8BEN, available from the Transfer Agent, in order to avoid backup withholding.

     Unless a reduced rate of withholding or a withholding exemption is available under an applicable tax treaty, a stockholder who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such stockholder, if the proceeds are treated as a "dividend" under the rules described above. Foreign stockholders should consult their tax advisers regarding application of these withholding rules.

     13. Extension of Tender Period; Termination; Amendments. The Fund reserves the right, at any time and from time to time, to extend the period of time during which its Offer is pending by making an announcement thereof. Such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Shares tendered as of that date. In the event that the Fund elects to extend its Offer period, the NAV for the Fund's Shares tendered will be determined as of the close of business of the New York Stock Exchange on the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Fund's Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate its Offer and not to purchase or pay for any Shares, and (b) amend its Offer in any respect, including but not limited to, amending the number of its Shares subject to its Offer. If a material change is made to the terms of the relevant Offer, the Fund will promptly make a public announcement of any such change. Without limiting the manner in which the Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of
1934), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

     14. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, stockholders in any jurisdiction in which each Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which its Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude stockholders from its Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to its Offer.


                               HYPERION COLLATERALIZED SECURITIES FUND, INC.




June 30, 2006